As filed with the Securities and Exchange Commission on July 10, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LAFARGE S.A.
(Exact name of Registrant as specified in its charter)
Republic of France

(State or other jurisdiction of Incorporation or organization)
Not Applicable
(I.R.S. Employer Identification Nos.)
61, rue des Belles Feuilles
75116 Paris
France
+33 1 44 34 11 11
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue
New York, New York 10011
212-894-8940
(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Michel Bisiaux	Andrew A. Bernstein	Margaret E. Tahyar
General Counsel	Cleary Gottlieb Steen & Hamilton LLP	Davis Polk & Wardwell
Lafarge S.A.	12, rue de Tilsitt	15, avenue Matignon
61, rue des Belles Feuilles	75008 Paris	75008 Paris
75116 Paris	France	France
France	+33 1 40 74 68 00	+33 1 56 59 36 00
+33 1 44 34 11 11
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
     If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

	Amount to be Registered/Proposed
	Maximum Offering Price per
Title of Each Class of	Unit/Proposed Maximum Offering	Amount of
Securities to be Registered	Price(1)	Registration Fee(1)

Debt Securities		$0

(1)	An unspecified aggregate initial offering price and number of the securities is being registered as may from time to time be offered at unspecified prices. In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

PROSPECTUS
LAFARGE
Debt Securities

        Lafarge S.A. may use this prospectus to offer debt securities from time to time.
      You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.
       Investing in these securities involves certain risks. See “Risk Factors” beginning on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 10, 2006.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information About Us”.
      In this prospectus, unless otherwise specified or the context otherwise requires, references to “Lafarge” are to Lafarge S.A. and its consolidated subsidiaries. Terms such as “we”, “us” and “our” generally refer to Lafarge.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
      Lafarge is a société anonyme incorporated under the laws of France. Many of our directors and officers reside outside the United States, principally in France. In addition, a large portion of our assets and the assets of our directors and officers is located outside of the United States. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

•	to effect service within the United States upon us or our directors and officers located outside the United States;

•	to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in the U.S. courts;

•	to enforce in U.S. courts judgments obtained against us or those persons in courts in jurisdictions outside the United States; and

•	to enforce against us or those persons in France, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

RISK FACTORS
      Investing in the debt securities offered using this prospectus involves risk. You should consider carefully the risks relating to our business and the debt securities being offered described below, which are discussed in more detail in the documents incorporated by reference into this prospectus, and any risk factors included in the prospectus supplement, before you decide to buy our debt securities. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the debt securities offered using this prospectus could decline, in which case you may lose all or part of your investment.
Industry and company risks

We depend heavily on construction sector activity levels, which tend to be cyclical and which differ throughout the countries in which we operate
      Our results depend heavily on residential, commercial and infrastructure construction activity and spending levels. Construction activity and spending levels vary across our many markets, and the construction industry in a given market tends to be cyclical, especially in mature economies. The construction industry is sensitive to interest rates and economic and other factors outside our control. Economic downturns may lead to recessions in the construction industry, either in individual markets or globally, and construction spending can fall even in growing economies. While our geographic diversification mitigates risks associated with downturns in construction spending, we may be affected significantly by downturns globally or in individually significant markets.

Adverse weather lessens demand for our products, which is seasonal in many of our markets
      Construction activity, and thus demand for our products, decreases substantially during periods of cold weather, when it snows or when heavy or sustained rains fall. Consequently, demand for our products is significantly lower during the winter in temperate countries and during the rainy season in tropical countries. Our principal markets are located in Western Europe and in North America, where winter weather significantly reduces our first quarter sales, and to a lesser extent our fourth quarter sales. Our operations in these and similar markets are seasonal, with sales generally increasing during the second and third quarters because of normally better weather conditions. However, high levels of rainfall can adversely impact our operations during these periods as well. Such adverse weather conditions can materially and adversely affect our results of operations and profitability if they occur with unusual intensity, during abnormal periods, or last longer than usual in our major markets, especially during peak construction periods.

Competition in our industry could adversely affect our results of operations
      We operate in many local or regional markets around the world, and many factors affect the competitive environments we face in any particular market. These factors include the number of competitors in the market, the pricing policies and financial strength of those competitors, the total production capacity serving the market, the barriers to enter the market and the proximity of natural resources, as well as general economic conditions and demand for construction materials within the market. These factors combine in varying ways in each of our markets, and can adversely impact demand for our products and our results of operations.

We are exposed to risks inherent in the growing markets in which we operate
      In 2005, we derived approximately 33% of our revenues from growing markets, which we define as countries outside Western Europe and North America other than Japan, Australia and New Zealand. Our growth strategy focuses significantly on opportunities in growing markets and we expect that an increasing portion of our total revenues will continue to come from such markets. Our presence in such markets exposes us to risks such as volatility in gross domestic products, significant and unstable currency fluctuations, political, financial and social uncertainty and unrest, high rates of inflation, the possible implementation of exchange controls, less certainty regarding legal rights and enforcement mechanisms and potential nationalization or expropriation of private assets, any of which could damage or disrupt our operations in a given market.

Increased energy and fuel costs may have a material adverse effect on our results
      Our operations consume significant amounts of energy and fuel, the cost of which in many parts of the world has increased substantially in recent years.
      We protect ourselves to some extent against rising energy and fuel costs through long-term supply contracts and forward energy agreements, and by outfitting many of our plants to switch among several fuel sources, including many alternative fuels such as used oil, recycled tires and other recycled materials or industrial by-products. Despite these measures, energy and fuel costs have been significantly affected, and may continue to affect, our results of operations and profitability. See Sections 3.3 (Business description) and 4.6 (Market risks) of our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

Exchange rate fluctuations could adversely affect our results of operations and financial condition
      While we report our results in euros, in 2005 we earned approximately 70% of our revenues in currencies other than the euro, with approximately 30% being denominated in U.S. dollars and Canadian dollars. In addition, at the end of 2005, approximately 73% of our capital employed were located outside the member states of the European Monetary Union. Consequently, exchange rate fluctuations may significantly affect our financial condition and results of operations. This effect may be positive or negative depending on the actual exchange rate movement as well as the nature of any currency hedging instruments we may put in place from time to time. See Sections 4.4 (Liquidity and capital resources) and 4.6 (Market risks) of our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

We are subject to risks associated with the acquisition of other businesses
      Our growth strategy involves, in part, the acquisition of new operations and the integration of those operations with our own. Our strategy may not be successful if we cannot identify suitable acquisition targets or complete acquisitions at appropriate prices. Also, synergies from acquisitions may prove less than we originally expect. Further, acquisition candidates may have liabilities or adverse operating issues that we fail to discover prior to the acquisition. If we fail to implement a successful acquisition strategy, we may not be able to grow in the long term at an acceptable rate.
      In connection with our growth strategy through external acquisitions, we may announce potential or actual acquisitions or investments at any time. Financing for these acquisitions may be secured through the issuance of new shares or on an increase in our debt. Such acquisitions and investments could dilute the interests of our existing shareholders or increase our debt burden and may cause our share price to fall.

We do not control some of the businesses in which we have invested
      We do not have a controlling interest in some of the businesses in which we have invested and may make future investments in which we will not have a controlling interest. Some key matters, such as approval of business plans and the timing and amount of cash distributions, may require the consent of our partners or may be approved without our consent. These and other limitations arising from our investments in companies we do not control may prevent us from achieving our objectives for these investments.

We are restricted by the rights of minority investors in some of our subsidiaries
      We conduct our operations through many subsidiaries, some of which have one or more minority investors.
      The interests of such minority investors are not always aligned with ours. Restrictions arising from minority interests may adversely impact our operating and financial strategies and results by, among other things, impeding our ability to implement organizational efficiencies through transferring cash and other assets from one subsidiary to another to allocate assets most effectively.

An increase in our indebtedness could limit our operating and financial flexibility
      We have significant indebtedness outstanding, which may increase in the future. Our indebtedness includes, for example, debt incurred as a result of our recent purchase of the outstanding shares of Lafarge North America Inc. that we did not already own. If our total debt increases materially a) we could face increased financial charges, b) we may need to allocate a greater portion of our operating cash flow to cover debt service payments, c) our credit ratings may be downgraded, with resultant increases in our borrowing costs and a possible decrease in the availability of adequate financing sources, d) our exposure to interest and exchange rate fluctuations may increase substantially, and e) lenders may impose significant restrictions on our capital resources and/or operations. Some of our debt agreements contain and some of our future debt agreements may contain financial, operating and other covenants and obligations that could limit our operating and financial flexibility. Our ability to comply with these obligations depends on the future performance of our businesses. Our failure to abide by these obligations or to meet these covenants may impair our ability to finance operations, distribute dividends, finance acquisitions and expansions and maintain flexibility in managing our operations.

Changes in the cost or availability of raw materials supplied by third parties may adversely affect our operating and financial performance
      We generally maintain our own reserves of limestone, gypsum, aggregates and other materials that we use to manufacture our products. Increasingly, however, we obtain certain raw materials from third parties who produce such materials as by-products of industrial processes, such as synthetic gypsum, slag and fly ash. While we try to secure our needed supply of such materials through long-term renewable contracts, we have not always been, and may not in the future be, able to do so. Should our existing suppliers cease operations or reduce or eliminate production of these by-products, our costs to procure these materials may increase significantly or we may be obliged to procure alternatives to replace these materials which may affect our results of operations.

Governmental policies and laws, particularly those relating to protection of the environment, significantly impact our operations
      Our operations are regulated extensively by national and local governments, particularly in the areas of land use and protection of the environment (e.g. regulations relating to greenhouse gases). Our operations require numerous governmental approvals and permits, which often require us to make significant capital and maintenance expenditures to comply with zoning and environmental laws and regulations. In addition, future developments, such as the discovery of new facts or conditions, stricter laws and regulations, or stricter interpretation of existing laws or regulations, may impose new liabilities on us, require additional investments by us, or prevent us from opening or expanding plants or facilities that could have a material adverse effect on our financial condition or results of operations.
      While we are not currently aware of any environmental liabilities or of any non-compliance with environmental regulations that we expect will have a material adverse effect on our financial condition or results of operations, environmental matters cannot be predicted with certainty and there can be no assurance that the amounts we have budgeted and reserved will be adequate. See Section 3.5 (Environment) of our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference.

You may not be able to effect claims or enforce judgments against us or our directors or officers for violations of the U.S. securities laws
      We are a société anonyme organized under the laws of France. A majority of our directors and officers are non-U.S. residents. A substantial portion of our assets and the assets of our directors and officers are, and we expect will continue to be, located outside the United States. Consequently, you may not be able to effect service of process within the United States upon us or most of these persons, enforce judgments against us or them in United States courts or enforce or obtain judgments in French courts against us or these persons predicated upon the securities laws of the United States.

If we fail to maintain proper and effective internal control, our ability to produce accurate financial statements could be impaired
      Our business organization is complex in scope. Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we produce accurate financial statements on a timely basis is a costly and time-consuming effort. In connection with Section 404 of the Sarbanes-Oxley Act, we have instituted an annual assessment of the effectiveness of our internal control over financial reporting and our independent auditor issues an attestation report on management’s assessment of such internal control. During this process, we may identify material weaknesses or significant deficiencies in our internal control over financial reporting, or areas for further attention or improvement.
      Implementing any appropriate changes to our internal control may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, or take a significant period of time to complete. Such changes may not be effective in maintaining the adequacy of our internal control.
      Any failure to maintain that adequacy or our ability to produce accurate financial statements on a timely basis could increase our operating costs and materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or subject to material weaknesses or significant deficiencies or are otherwise perfectible, or that we are unable to produce accurate financial statements may adversely affect the trading price of our securities.
Risks related to the offering and owning the debt securities

Since we conduct our operations through subsidiaries, your right to receive payments on the debt securities is subordinated to the other liabilities of our subsidiaries
      We carry on a significant portion of our operations through subsidiaries. Our subsidiaries are not guarantors of the debt securities we may offer. Moreover, these subsidiaries are not required and may not be able to pay dividends to us. Claims of the creditors of our subsidiaries have priority as to the assets of such subsidiaries over the claims of our creditors. Consequently, holders of our debt securities are in effect structurally subordinated, on our insolvency, to the prior claims of the creditors of our subsidiaries.

Our ability to make debt service payments depends on our ability to transfer income and dividends from our subsidiaries
      We are a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which we conduct operations. A number of our subsidiaries are located in countries that may impose regulations restricting the payment of dividends outside of the country through exchange control regulations. To our knowledge, there are currently no countries in which we operate that restrict payment of dividends. However, there is no assurance that such risk may not exist in the future.
      Furthermore, the continued transfer to us of dividends and other income from our subsidiaries may be limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. We do not believe that any of these covenants or restrictions will have any material impact on our ability to meet our financial obligations. However, if in the future these restrictions are increased and we are unable to ensure the continued transfer of dividends and other income to us from these subsidiaries, our ability to pay dividends and make debt payments will be impaired.

Since the debt securities are unsecured, your right to receive payments may be adversely affected
      The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations, and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness. As of December 31, 2005, our total debt amounted to €8,742 million, and we had €475 million of property collateralizing debt. We recently incurred US$3.5 billion of debt to purchase the minority interests in Lafarge North America Inc. and €447 million of debt in connection with our dividend payment. If we default on the debt securities, or after bankruptcy, liquidation or reorganization, then, to the extent the relevant obligor has granted security over its assets, the assets that secure the obligor’s debts will be used to satisfy the obligations under that secured debt before the obligor can make payment on the debt securities. As a result, there may only be limited assets available to make payments on the debt securities in the event of an acceleration of the debt securities. If there are not enough assets to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally in the remaining assets with all unsubordinated unsecured indebtedness.

At any point in time there may or may not be an active trading market for our debt securities
      At any point in time there may or may not be an active trading market for our debt securities. If any of the debt securities are traded after their initial issuance, they may trade at a discount from their initial offering price. We may decide to list a particular series of debt securities on one or more stock exchanges. Factors that could cause the debt securities to trade at a discount rate are:

•	an increase in prevailing interest rates;

•	a decline in our credit worthiness;

•	a weakness in the market for similar securities; and

•	declining general economic conditions.

We are not restricted in our ability to dispose of our assets by the terms of the debt securities
      The indenture governing our debt securities contains a negative pledge that prohibits us and our principal subsidiaries from pledging assets to secure other bonds or similar debt instruments, unless we make a similar pledge to secure the debt securities offered by this prospectus. However, we are generally permitted to sell or otherwise dispose of substantially all of our assets to another corporation or other entity under the terms of the debt securities. If we decide to dispose of a large amount of our assets, you will not be entitled to declare an acceleration of the maturity of the debt securities, and those assets will no longer be available to support our debt securities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement contain forward-looking statements regarding prices and demand for our products, our financial results, our plans for investments, divestitures and geographic expansion, expected cost increases, including with respect to energy, and other matters. When used in this prospectus, the documents incorporated by reference and the related prospectus supplement, the words “aim(s)”, “expect(s)”, “intend(s)”, “will”, “may”, “believe(s)”, “anticipate(s)”, “seek(s)” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Specifically, statements herein regarding the future, including our strategy, plans, product and process developments, facility expansion and improvements, synergies, acquisitions, our ability to manage rising energy costs, partnerships and general business prospects are subject to uncertainty arising from numerous factors outside our control, including market conditions, raw material prices, currency fluctuations, customer demand, the actions of competitors and regulators, technological developments and other factors, as more fully set forth in “Risk Factors” above. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. We do not undertake, except as required by law, to update any forward-looking statements set forth in this prospectus, the documents incorporated by reference herein and any related prospectus supplement to reflect new information or subsequent events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US
      We file annual reports and other reports and information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.
      Our American depositary shares are listed on the New York Stock Exchange. The principal trading market for our shares is the Eurolist of Euronext Paris. You can consult reports and other information about our Company that we file pursuant to the rules of the New York Stock Exchange at such exchange.
      The SEC allows us to “incorporate by reference” into this prospectus the information in documents filed with the SEC. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. This means that you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference have been modified or superseded.
      We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the offerings made under this prospectus are completed:

•	our annual report on Form 20-F for the year ended December 31, 2005, filed with the SEC on March 24, 2006;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the debt securities offered by this prospectus;

•	our reports on Form 6-K, furnished to the SEC on May 2, 2006, May 15, 2006 and July 10, 2006;

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.
      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning Lafarge at the following address: 61, rue des Belles Feuilles, 75116 Paris, France, +33 1 44 34 11 11.
      You should rely only on the information that we incorporate by reference or provide in this prospectus or the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of those documents.

LAFARGE
      Lafarge S.A. is a limited liability company incorporated in France and governed by French law (société anonyme). We produce and sell construction materials — cement, aggregates, concrete, roofing products, gypsum wallboard, and related products — worldwide, primarily under the commercial name “Lafarge”.
      Based on sales, we are the world leader in construction materials. Our products are used for residential, commercial and public works construction projects throughout the world, whether for new construction or renovation. Based on both internal and external analyses, we believe that we are co-leader of the cement industry, the second largest producer of aggregates and concrete worldwide, the largest producer of concrete and clay roofing tiles worldwide and the third-largest manufacturer of gypsum wallboard worldwide.
      Our financial reporting currency is the euro (€). In fiscal 2005, we generated €16.0 billion in sales and we earned current operating income of €2.4 billion and net income-Group share of €1.1 billion. At year-end 2005, our assets totaled €27.9 billion. We currently employ approximately 80,000 people throughout the 76 countries in which we operate.
      We began operations in the early 1800s and were incorporated in 1884 under the name “J. et A. Pavin de Lafarge”. Our shares are a component of the French CAC-40 market index (and have been since its inception) and are included in the SBF 250 index and the Dow Jones Eurostoxx 50 index. Our shares also trade on the New York Stock Exchange (“NYSE”) under the symbol “LR” in the form of American Depositary Shares (“ADS”). Each ADS represents one-fourth of one share. Our market capitalization totaled €17.3 billion at the close of the market on June 30, 2006 including €164 million attributable to our treasury shares.

RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)
      The following table shows the ratios of earnings to fixed charges for Lafarge, computed in accordance with International Financial Reporting Standards (IFRS) for the fiscal years ended December 31, 2005 and 2004 and in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for the fiscal years ended December 31, 2005, 2004, 2003, 2002 and 2001. As a first-time adopter of IFRS in 2005 and in accordance with General Instruction G to Form 20-F, we are providing the ratio of earnings to fixed charges for 2005 and 2004 in accordance with IFRS and for 2005, 2004, 2003, 2002 and 2001 in accordance with U.S. GAAP.

	Year Ended December 31,

	2005	2004	2003	2002	2001

For Lafarge (IFRS)(1)	4.62	3.95
For Lafarge in accordance with U.S. GAAP	4.30	3.54	3.29	2.67	2.84

(1)	2004 IFRS ratio is based on figures that are restated from French GAAP, as set forth in our consolidated financial statements for the year ended December 31, 2005.
      In calculating the ratio of earnings to fixed charges, we used the following definitions:
      The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries.
      The term “earnings” is the amount resulting from adding and subtracting the following items. Add the following: (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) distributed income of equity investees, and (d) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. Amortization of capitalized interest would normally be added as well, but has not been taken into account for the purpose of this calculation as the amounts are immaterial. From the total of the added items, subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting.

CAPITALIZATION AND INDEBTEDNESS OF LAFARGE
(Unaudited)
      The following table sets out the consolidated capitalization and long-term indebtedness, as well as short-term indebtedness, of Lafarge at December 31, 2005, prepared on the basis of IFRS. You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus.

(in € millions)
Short-term borrowings, including current portion of long-term debt
Current portion of long-term debt	1,555
Short-term borrowings and Bank overdrafts	331

Total short-term indebtedness	1,886

Long-term borrowings	6,856
Minority interests	2,571
Shareholders’ equity — parent company
Common shares	704
Additional paid in capital	6,316
Retained earnings	2,025
Foreign currency translation adjustment	741
Treasury shares	(98)
Other reserves	70

Total shareholders’ equity — parent company	9,758

Total capitalization and long-term indebtedness	19,185

      As of December 31, 2005, we had an issued share capital of 175,985,303 ordinary fully-paid shares (including 1,785,074 treasury shares from shareholders’ equity), with a nominal value of €4 per share, and securities with rights to up to 6,938,951 shares. From December 31, 2005 to June 30, 2006, we issued 184,384 shares in connection with the exercise of stock options by employees.
      As of December 31, 2005, property collateralizing debt amounted to €475 million. As of December 31, 2005, we had €271 million of outstanding guarantees to third parties. For more information about our commitments and contingencies, put options on shares of subsidiaries and derivative instruments, see Notes 29, 26 and 27 of the notes to our audited consolidated financial statements in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference. Since December 31, 2005, we have incurred US$3.5 billion of debt in connection with our purchase of the minority interests in Lafarge North America Inc. and €447 million of debt in connection with our dividend payment.
      Except as disclosed herein or in the prospectus supplement, there have been no material changes in the consolidated capitalization, indebtedness and contingent liabilities of Lafarge since December 31, 2005.

USE OF PROCEEDS
      Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for our general corporate purposes. These purposes include working capital for our company or other companies in our group and the repayment of existing borrowings of our company and our subsidiaries.

DESCRIPTION OF DEBT SECURITIES
General
      We may issue debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities that we may issue are governed by a contract between us and Law Debenture Trust Company of New York, as trustee, called an indenture.
      The trustee under the indenture has two main roles:

•	first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs” below; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.
      The indenture and its associated documents contain the full legal text governing the matters described in this section. The indenture and the debt securities are governed by New York law. A form of the indenture is an exhibit to our registration statement. See “Where You Can Find More Information About Us” for information on how to obtain a copy.
      This section summarizes the material provisions of the indenture and the debt securities. However, because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.
      We may issue as many distinct series of debt securities under the indenture as we wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.
      We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations are discussed below under “Tax Considerations — United States Tax Considerations”. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.
      Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the first interest payment on the new series, if any), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series.
      In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

      The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we list the series of debt securities;

•	whether the debt securities are subject to subordination to our other indebtedness and if so, the terms of such subordination;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	any provisions for the conversion or exchange of the debt securities into or for other debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable;

•	the currency of payment of principal of, premium, if any, and interest on the series of debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

•	any additional Events of Default or negative covenants applicable to the series of debt securities;

•	whether the series of debt securities will be issuable in whole or in part in the form of a global security as described under “Legal Ownership — Global Securities”, and the depositary or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	if applicable, a discussion of material U.S. federal income tax considerations not described under “Tax Considerations — United States Tax Considerations”; and

•	any other special features of the series of debt securities.
      The debt securities will be issued only in fully registered form without interest coupons.
Legal Ownership

Street Name and Other Indirect Holders
      We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required to vote;

•	how and when you should notify it to exercise on your behalf exercisable rights and options that may exist under the debt securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders
      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities
      What is a Global Security? A global security is a special type of indirectly held security, as described above under “— Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.
      The financial institution that acts as the sole direct holder of the global security is called the depositary. We require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.
      Special Investor Considerations for Global Securities. As an indirect holder, your rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.
      You should be aware that if the debt securities are issued only in the form of global securities that:

•	You cannot have securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained above under “— Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and the registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee and the registrar also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.
      Special Situations When the Global Security Will Be Terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in securities transferred to your own name so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described above under “— Street Name and Other Indirect Holders” and “— Direct Holders”.
      The special situations for termination of a global security representing our debt securities are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, and a new depositary does not take the old depositary’s place.

•	When an event of default on the debt securities has occurred and has not been cured. Defaults on debt securities are discussed below under “Description of Debt Securities — Default and Related Matters — Events of Default”.

•	When we notify the trustee that the global security is exchangeable for physical certificates.
      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
      In the remainder of this description of debt securities “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection entitled “— Street Name and Other Indirect Holders”.
Additional Mechanics

Exchange and Transfer
      The debt securities will be issued:

•	Only in fully registered form;

•	Without interest coupons; and

•	In denominations that are indicated in the prospectus supplement.
      You may have your debt securities of any series broken into more debt securities of smaller denominations of the same series or combined into fewer debt securities of larger denominations of the same series, as long as the total principal amount is not changed. (Section 305) This is called an exchange.
      You may exchange or transfer registered debt securities at the corporate trust office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 305)
      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership. (Section 305)
      If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)
      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents
      We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)
      We will pay interest, principal and any other money due on the registered debt securities at the office of Citibank N.A., London branch, located at 21st Floor, Citigroup Centre, Canada Square, Canada Wharf, London E14 5LB, United Kingdom. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer.
      We may also arrange for additional payment offices, use the trustee’s corporate trust office and may cancel or change these offices. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you through the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)
      Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.
      Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Notices
      We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)
Special Situations

Mergers and Similar Events
      We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another corporation or other entity or to buy or lease substantially all of the assets of another corporation or other entity. In addition, we are permitted to transfer our obligations, as issuer of the debt securities, to any majority-owned subsidiary of our company, so long as the obligations of that subsidiary are guaranteed by us. (Section 802)
      No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the applicable indenture requiring your approval, as described below under “— Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•	additional amounts becoming payable in respect of withholding tax.
      Except as provided below, we have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indenture. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell or lease substantially all of our assets, or transfer our obligations to a substitute obligor, the other entity must be duly organized and validly existing under the laws of the relevant jurisdiction.

•	The merger, sale or lease of assets or other transaction, or the transfer of obligations to a substitute obligor, must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to continue for a specific period of time were disregarded.

•	If we merge out of existence or sell or lease substantially all of our assets, or transfer our obligations to a substitute obligor, the other entity must assume our obligations under the applicable indenture and debt securities, including our obligation to pay additional amounts described below under “— Payment of Additional Amounts”. In the event the jurisdiction of incorporation or tax residence of the successor or substitute obligor is not the Republic of France, such successor or substitute obligor will also agree to be bound to the obligations described below under “— Payment of Additional Amounts” and “— Optional Tax Redemption” but shall substitute the successor’s or substitute obligor’s jurisdiction of incorporation or tax residence for the Republic of France. (Section 801)
      It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for U.S. federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver
      There are three types of changes we can make to the indenture and the debt securities.
      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval, for example, by calling a meeting of holders and seeking a 100% quorum and unanimous consent, or, more likely, by obtaining written consents from each holder. We must obtain your specified approval in order to:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the applicable indenture or to waive various defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture. (Section 902)
      Changes Requiring a Majority Vote. The second type of change to the indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901) The same vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities described above under “— Changes Requiring Your Approval” unless we obtain your individual consent, for example, by calling a meeting of holders and seeking a 100% quorum and unanimous consent, or, more likely, by obtaining written consents from each holder, to the waiver. (Section 513)
      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)
      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent as of the date of original issuance.

•	Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased pursuant to any applicable defeasance provisions described in the prospectus supplement.

•	We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture (or failing us in certain circumstances, the trustee). If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 90 days) this period from time to time. (Sections 101, 501, 502, 512, 513 and 902)

      Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption and Repayment
      The prospectus supplement will state whether the debt securities are redeemable by us or subject to repayment at the holder’s option, other than as described below under “— Optional Tax Redemption”.
      We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase will be canceled.

Payment of Additional Amounts
      We will make payments on the debt securities without withholding any taxes unless otherwise required to do so by law. If the Republic of France or any tax authority therein requires us to withhold or deduct amounts from payment on a debt security or any amounts to be paid as additional amounts for or on account of taxes or any other governmental charges, or any other jurisdiction requires such withholding or deduction as a result of a merger or similar event (the jurisdiction imposing the tax, the “taxing jurisdiction”), we may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.
      We will not have to pay additional amounts under any of the following circumstances:

•	The holder of the debt securities (or a third party holding on behalf of the holder) is subject to such tax or governmental charge by reason of having some connection to the taxing jurisdiction requiring such withholding or deduction, other than the mere holding of the debt security.

•	The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for, whichever occurs later.

•	The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholding or deduction.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•	to make a declaration or satisfy any information requirements that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

•	The withholding or deduction is imposed pursuant to the European Union Directive 2003/48/ EC regarding the taxation of savings income, or any law implementing such directive.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

•	The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the taxing jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

Optional Tax Redemption
      The prospectus supplement will describe the terms of any option we may have to redeem the debt securities of a given series if, as a result of any change in French tax treatment (or treatment of any jurisdiction in which a successor to, or substitute obligor of, our company is organized or resident for tax purposes), we would be required to pay additional amounts as described above under “— Payment of Additional Amounts”.

Negative Pledge
      As long as any debt security issued under the indenture is outstanding, we will not, and will ensure that none of our Principal Subsidiaries will, create or permit to subsist any mortgage, lien, charge, pledge or other form of security interest upon any of our or their respective assets or revenues, present or future, to secure any Relevant Indebtedness or any guarantee or indemnity in respect of any Relevant Indebtedness unless, at the same time or prior thereto, our obligations under the debt securities are equally and ratably secured. (Section 1008)
      For the purpose of this covenant, “Relevant Indebtedness” means any present or future indebtedness for borrowed money in the form of, or represented by, bonds (which are called obligations under French law), notes or other securities (including securities that take the form of titres de créances négociables under French law) which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities market.
      For the purpose of this covenant and the “Events of Default” described below,

•	“Principal Subsidiary” means at any relevant time a Subsidiary of our company:

•	whose total revenues (or, where the Subsidiary in question prepares consolidated financial statements, whose total consolidated revenues) attributable to our group represent not less than 5 percent of the total consolidated revenues of our group, all as calculated by reference to the then latest audited financial statements (or consolidated financial statements, as the case may be) of such Subsidiary and the then latest consolidated financial statements of our group; or

•	to which is transferred all or substantially all the assets and undertakings of a Subsidiary which immediately prior to such transfer is a Principal Subsidiary.
      “Subsidiary” means, in relation to any person or entity at any time, any other person or entity (whether or not now existing) meeting the definition of Article L. 233-1 of the French Commercial Code or any other person or entity controlled directly or indirectly by such person or entity within the meaning of Article L. 233-3 of the French Commercial Code. These articles:

•	define a subsidiary as an entity for which a majority of the share capital is owned by another entity (Article L. 233-1); and

•	provide a list of the circumstances under which an entity is considered to control another ((i) shareholding with majority voting rights of an entity; (ii) majority voting rights of an entity by virtue of an agreement with other shareholders that is not contrary to the interests of the entity; (iii) ability, given voting rights, to determine whether resolutions are adopted at general shareholder meetings of an entity; (iv) shareholding and ability to appoint or to revoke the majority of the members of the board of directors or the members of the supervisory board of an entity. An entity is also deemed to exert this control if it directly or indirectly holds more than 40% of the voting rights of another entity and no other shareholder holds a greater shareholding. In addition, two or more entities acting together are considered as jointly controlling another when they are able to determine whether resolutions are adopted at general shareholder meetings of another entity.)(Article L. 233-3).

Defeasance and Discharge
      The prospectus supplement will state if any defeasance provisions apply to the debt securities.
Default and Related Matters

Ranking
      The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default
      You will have special rights if an event of default occurs and is not cured, as described later in this subsection.
      What Is an Event of Default? The term “event of default” means any of the following:

•	Any amount of principal of, or interest on, or any premium on, the debt security is not paid on the due date thereof and such default is not remedied within a period of 15 days from such due date.

•	Any other obligation of our company under the indenture or the debt security is not complied with or performed within a period of 30 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•	Any other present or future indebtedness of our company or any of our Principal Subsidiaries for borrowed monies in excess of €50,000,000 (or its equivalent in any other currency), whether individually or in the aggregate, becomes due and payable prior to its stated maturity as a result of a default thereunder, or if any such indebtedness shall not be paid when due or, as the case may be, within any applicable grace period therefore, or if any steps shall be taken to enforce any security in respect of such indebtedness or any guarantee or indemnity given by our company or any of our Principal Subsidiaries for, or in respect of, any such indebtedness of others shall not be honored when due and called upon.

•	If the company or any of its Principal Subsidiaries becomes subject to certain insolvency-related events. This means that the relevant entity (i.e., we or the Principal Subsidiary) makes any proposal for a general moratorium in relation to its debt or applies for the appointment of a conciliator (conciliateur) or enters into an amicable settlement (accord amiable) with its creditors or a judgment is issued for the judicial liquidation (liquidation judiciaire) or for a judicial transfer of the whole of its business (cession totale de l’entreprise) or, to the extent permitted by applicable law, if the relevant entity makes any conveyance, assignment or other arrangement for the benefit of its creditors or enters into a composition with its creditors.

•	It is or will become unlawful for us to perform or comply with any one or more of our obligations under the debt securities issued under the indenture.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)
      Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 502)

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)
      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•	No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in principal amount of all outstanding debt securities of that series. (Section 507)
      Nothing, however, will prevent an individual holder from bringing suit to enforce payment. (Section 508)
      Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.
      We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1005)

CLEARANCE AND SETTLEMENT
      Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by the Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.
      Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the debt securities will be cleared and settled on a delivery against payment basis.
      If we issue debt securities to you outside of the United States, its territories and possessions, you must initially hold your interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.
      Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.
      The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.
      We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.
      DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.
      The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
DTC
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream
      Clearstream Banking, société anonyme (“Clearstream”), was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.
      Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./ N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.
      As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.
      Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.
The Euroclear System
      The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.
      The Euroclear System is operated by Euroclear Bank S.A./ N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System plc, a U.K. corporation (the “Euroclear Clearance System”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.
      The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.
      The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.
      All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.
      Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.
Settlement
      You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.
      Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
Other Clearing Systems
      We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

TAX CONSIDERATIONS
French Taxation
      The following generally summarizes the material French tax consequences of purchasing, owning and disposing of the debt securities described in this prospectus. The statements related to French tax laws set forth below are based on the laws in force as of the date hereof, and are subject to any changes in applicable laws and tax treaties after such date.
      This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential effects of the purchase, ownership or disposition of the debt securities described in this prospectus.
      The following summary does not address the treatment of debt securities that are held by a resident of France or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.
      Investors should consult their own tax advisers regarding the tax consequences of the purchase, ownership and disposition of debt securities in the light of their particular circumstances.

Taxation of Income

Interest
      French Taxation. Payments in respect of the debt securities will be made without withholding or deduction for, or on account of taxes imposed by or on behalf of France, as provided by article 131 quater of the French Tax Code (Code général des impôts), provided that the debt securities are issued or deemed to be issued outside the Republic of France in accordance with French tax law.
      Since the debt securities will constitute obligations under French law, they will be issued (or deemed to be issued) outside France (i) in the case of syndicated or non-syndicated issues of debt securities, if such debt securities are denominated in euro, (ii) in the case of syndicated issues of debt securities denominated in currencies other than euro, if, inter alia, we and the relevant dealers agree not to offer the debt securities to the public in the Republic of France in connection with their initial distribution and such debt securities are offered in the Republic of France only through an international syndicate to qualified investors (investisseurs qualifiés) as described in Article L. 411-2 of the French Code monétaire et financier (other than individuals) and the issue of debt securities is not subject to the Autorité des marchés financiers (other than a submission to the Autorité des marchés financiers for the sole purpose of listing such debt securities on Euronext Paris S.A.) or (iii) in the case of non-syndicated issues of debt securities denominated in currencies other than euro, if each of the subscribers of the debt securities is domiciled or resident for tax purposes outside the Republic of France and does not act through a permanent establishment or fixed base therein, in each case as more fully set out in the Circular 5 I-11-98 of the Direction Générale des Impôts dated September 30, 1998.
      EU Taxation. On June 3, 2003, the European Council of Economics and Finance Ministers adopted a Directive (in this section “Tax Considerations”, the “Directive”) on the taxation of savings income under which EU Member States are required from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State, except that, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments, provided however that the relevant beneficial owner of the payment may instead elect for the disclosure of information method or for the tax certificate procedure, as applicable. The rate of such withholding tax equals 15% for the first three years after the date of implementation of the Directive, this rate being increased to 20% for the subsequent three years and 35% thereafter. The ending of the transitional period is dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries.
      In relation to French taxation, the Directive has been implemented in French law under Article 242 ter of the Code général des impôts and Articles 49 I ter to 49 I sexies of the Schedule III to the Code général des impôts.

      Additional amounts. If the French tax laws or regulations applicable to us (or to any of our successors) change and payments in respect of the debt securities become subject to withholding or deduction, we may be required to pay you additional amounts to offset such withholding except as provided above in “Description of the Debt Securities — Special Situations — Payment of Additional Amounts” or in any applicable prospectus supplement.

Taxation on Sale, Disposal or Redemption of Debt Securities
      Non-French resident holders of debt securities who do not hold the debt securities in connection with a business or profession conducted in France will not be subject to any French income tax or capital gains tax on the sale, disposal or redemption of debt securities. Transfers of debt securities made outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

Estate and Gift Tax
      France imposes estate and gift tax on securities of a French company that are acquired by inheritance or gift. The tax applies without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.
      Under the estate and gift tax convention between the United States and France, a transfer of debt securities by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of the transfer and the debt securities were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

Wealth Tax
      French wealth tax (impôt de solidarité sur la fortune) generally does not apply to debt securities owned by non-French residents.
United States Tax Considerations
      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the debt securities. This summary deals only with U.S. holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization partnership or other entity classified as a partnership for U.S. federal income tax purposes, person subject to the alternative minimum tax or a person whose “functional currency” is not the U.S. dollar.
      This summary is based on laws, regulations, rulings and decisions as of the date hereof, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.
      You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest
      Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a “foreign currency”), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Debt Securities
      Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. (The rules for determining these amounts are discussed below.) If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency debt security is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.
      When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under “— Payments or Accruals of Interest”) and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.
      The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.
      Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.
      Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount
      If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will be “Original Issue Discount Debt Securities”. The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount”. The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Company) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.
      If you invest in an Original Issue Discount Debt Security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.
      In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i) multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.
      In the case of an Original Issue Discount Debt Security that is a floating rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated

interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.
      You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under the “Premium” and “Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.
      In the case of an Original Issue Discount Debt Security that is also a foreign currency debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “Payments or Accruals of Interest”. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).
      If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the debt security other than payments of qualified stated interest), or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be required to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.
      Floating rate debt securities generally will be treated as “variable rate debt instruments” under the OID Regulations. Accordingly, the stated interest on a Floating Rate Debt Security generally will be treated as “qualified stated interest” and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such debt securities in the prospectus supplement.

      Certain Original Issue Discount Debt Securities may be redeemed prior to maturity, either at the option of the Company or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the prospectus supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the prospectus supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities
      The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.
      First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.
      Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security you may elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.
      Finally, the market discount rules described below will not apply to short-term debt securities.

Premium
      If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date the holder acquired the debt security.

If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt security. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

Market Discount
      If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount (or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note.
      You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments
      Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the prospectus supplement.

Information Reporting and Backup Withholding
      The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax.

PLAN OF DISTRIBUTION
      We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.
      The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.
Underwriters
      If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Dealers
      If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.
Agents and Direct Sales
      We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.
Contracts with Institutional Investors for Delayed Delivery
      If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.
      The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.
Indemnification
      Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
Market Making
      In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.
Expenses
      The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF DEBT SECURITIES
      Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will pass upon the validity of the debt securities as to matters of French law and as to matters of New York law for our company. Davis Polk & Wardwell or any other law firm named in the applicable prospectus supplement will pass upon the validity of the debt securities as to French law and New York law for any underwriters or agents.
EXPERTS
      The consolidated financial statements of Lafarge S.A., as of and for the years ended December 31, 2005 and 2004, and Lafarge S.A. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, appearing in our annual report on Form 20-F for the year ended December 31, 2005, which is incorporated herein by reference, have been audited by Deloitte & Associés, independent registered public accounting firm, as set forth in its reports thereon included therein and incorporated herein by reference, which is based in part on the reports of Ernst & Young LLP, independent registered public accounting firm, with respect to the consolidated financial statements of Lafarge North America Inc. for the years ended December 31, 2005 and 2004 and Lafarge North America Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005. Such consolidated financial statements and management’s assessments are incorporated herein by reference in reliance upon such reports given on the authority of said firms as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers
      The French Commercial Code prohibits provisions of statuts that limit the liability of directors. The French Commercial Code also prohibits a company from indemnifying its directors against liability. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.
      Lafarge maintains liability insurance for its directors and officers, including insurance against liabilities under the U.S. Securities Act of 1933, as amended.

Item 9.	Exhibits

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement for Lafarge Debt Securities.

4.1	Form of Indenture, among Lafarge and Law Debenture Trust Company of New York.

4.2	Form of Debt Securities for Lafarge relating thereto (included in Exhibit 4.1).

4.3	Statuts of Lafarge (incorporated by reference to Exhibit 1 filed in Lafarge S.A.’s annual report on Form 20-F for the fiscal year ended December 31, 2005).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the Debt Securities as to certain matters of French law.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the Debt Securities as to certain matters of New York law.

8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to certain matters of French taxation (included in Exhibit 5.1 above).

8.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to certain matters of United States taxation (included in Exhibit 5.2 above).

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte & Associés.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 above).

23.4	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 above).

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

Item 10.	Undertakings
      The undersigned registrant hereby undertakes:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to 424(b) that is part of the registration statement.
      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
      (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a)

of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

      (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (7) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES OF LAFARGE
      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on July 10, 2006.

Lafarge

By:	/s/ Bruno Lafont

Name: Bruno Lafont
Title: Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bertrand Collomb Bertrand Collomb	Chairman of the Board of Directors	July 10, 2006

/s/ Bruno Lafont Bruno Lafont	Director and Group Chief Executive Officer	July 10, 2006

/s/ Michel Rose Michel Rose	Group Chief Operating Officer	July 10, 2006

/s/ Jean-Jacques Gauthier Jean-Jacques Gauthier	Group Chief Financial Officer	July 10, 2006

Bernard Kasriel	Vice-Chairman of the Board

/s/ Jacques Lefèvre Jacques Lefèvre	Vice-Chairman of the Board	July 10, 2006

Michael Blakenham	Director

/s/ Jean-Pierre Boisivon Jean-Pierre Boisivon	Director	July 10, 2006

/s/ Michel Bon Michel Bon	Director	July 10, 2006

/s/ Philippe Charrier Philippe Charrier	Director	June 15, 2006

Oscar Fanjul	Director

Guilherme Frering	Director

Signature		Title	Date

Juan Gallardo		Director

/s/ Alain Joly Alain Joly		Director	July 10, 2006

Raphaël de Lafarge		Director

/s/ Michel Pébereau Michel Pébereau		Director	July 10, 2006

/s/ Hélène Ploix Hélène Ploix		Director	July 10, 2006

*By:	Attorney-in-Fact

/s/ Mark Soule Mark Soule		Chief Accounting Officer	July 10, 2006

/s/ Jean-Pierre Cloiseau Jean-Pierre Cloiseau		Authorized Representative in the United States	June 26, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement for Lafarge Debt Securities.
4.1	Form of Indenture, among Lafarge and Law Debenture Trust Company of New York.

4.2	Form of Debt Securities for Lafarge relating thereto (included in Exhibit 4.1).

4.3	Statuts of Lafarge (incorporated by reference to Exhibit 1 filed in Lafarge S.A.’s annual report on Form 20-F for the fiscal year ended December 31, 2005).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the Debt Securities as to certain matters of French law.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the Debt Securities as to certain matters of New York law.

8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to certain matters of French taxation (included in Exhibit 5.1 above).

8.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to certain matters of United States taxation (included in Exhibit 5.2 above).

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte & Associés.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1 above).

23.4	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 above).

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.